EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-110368) on Form S-8 of our report dated June 29, 2009, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of TC Global, Inc. (formerly Tully’s Coffee Corporation) for the year ended March 29, 2009.

/s/ Moss Adams LLP

Seattle, Washington

June 29, 2009